UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Transgenomic, Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSGENOMIC, INC.
12325 Emmet Street
Omaha, Nebraska 68164

April 10, 2012

Dear Stockholder:
You are cordially invited to attend our 2012 Annual Meeting of Stockholders, which will be held at our principal executive offices, 12325 Emmet Street, Omaha, Nebraska, on Wednesday, May 23, 2012 at 9:30 a.m. Central Daylight Time.
At the Annual Meeting, stockholders will be asked to vote on each of the six proposals set forth in the Notice of Annual Meeting of Stockholders and the proxy statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.
It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.
If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact Donna Christian at 402-452-5416. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting.
Thank you for your continued support. We look forward to seeing those of you who will be able to attend the Annual Meeting.

Sincerely yours,

Craig J. Tuttle
President and Chief Executive Officer

TRANSGENOMIC, INC.
12325 Emmet Street
Omaha, Nebraska 68164

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) will be held at our principal executive offices, 12325 Emmet Street, Omaha, Nebraska, on Wednesday, May 23, 2012 at 9:30 a.m. Central Daylight Time, for the following purposes:

(1)	To elect one Class III director for a three-year term ending in 2015;

(2)	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012;

(3)	To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 150,000,000 shares;

(4)
To approve an amendment to the Company's Certificate of Incorporation to amend the Certificate of Designation of the Series A Convertible Preferred Stock to eliminate: (i) an anti-dilution adjustment to the conversion rate upon which the Series A Preferred Stock is convertible into the Company's common stock, and (ii)the right of the holders of the Series A Preferred Stock to require the Company to redeem the Series A Preferred Stock;

(5)	To conduct an advisory vote to approve executive compensation;

(6)	To conduct an advisory vote on the frequency of holding future advisory votes to approve executive compensation; and

(7)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 28, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Brett L. Frevert, Chief Financial Officer

Omaha, Nebraska
April 10, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 23, 2012 : This Proxy Statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements, are available on the Internet at www.transgenomic.com . Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164

___________________

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
TRANSGENOMIC, INC.

___________________

GENERAL INFORMATION

We are sending this Proxy Statement to you in connection with our request for your proxy to use at the Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) to be held on May 23, 2012 at 9:30 a.m., Central Daylight Time, at our offices located at 12325 Emmet Street, Omaha, Nebraska. Only those owners of our common stock or Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of record as of the close of business on March 28, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting. This Proxy Statement, along with the Notice of the Annual Meeting, the Annual Report to Stockholders and a proxy card are being first mailed to stockholders on or about April 20, 2012.

Your proxy is being solicited by the Board of Directors of the Company and will give the Board of Directors or our Chief Executive Officer the power to vote on your behalf at the Annual Meeting. All shares of the Company's voting stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors or the Chief Executive Officer in accordance with the directions given by those proxies. Where no instructions are indicated, the Board of Directors or the Chief Executive Officer will vote as follows: (1) “FOR” the election of the Class III Director, (2) “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012, (3) “FOR” the approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 150,000,000 shares, (4) “FOR” the approval of the amendment to the Company's Certificate of Incorporation to amend the Certificate of Designation of the Series A Preferred Stock, (5) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement, and (6) “FOR” an annual advisory vote to approve named executive officer compensation. In addition, the Board of Directors believes outstanding voting shares owned by current executive officers and directors of the Company will be voted “FOR” each of Proposals One through Five and “FOR” an annual advisory vote to approve named executive officer compensation. Shares owned by these persons represent less than 2% of the total shares of our voting stock outstanding as of the Record Date.

You may revoke your proxy at any time before it is exercised by the Board of Directors or the Chief Executive Officer at the Annual Meeting. If you decide to do this, you will need to give the Secretary of the Company written notice that you want to revoke the proxy or you can submit a new proxy to the Secretary. In addition, if you attend the Annual Meeting in person, you may withdraw your proxy and vote in person. Shares of common stock and Series A Preferred Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum. This includes shares for which votes are withheld, abstentions are cast or there are broker non-votes. The holders of our common stock and Series A Preferred Stock, representing at least a majority of our voting stock issued and outstanding on the Record Date must be present at the Annual Meeting, either in person or by proxy, in order for there to be a quorum.

Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

As a result of a change in rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposa1 One (election of the Class III director); Proposal Three (amendment to the Company's Certificate of Incorporation to increase the authorized shares of common stock); Proposal Four (amendment to the Company's Certificate of Incorporation to amend the Certificate of Designation of the Series A Preferred Stock); Proposal Five (advisory vote to approve executive compensation); and Proposal Six (the frequency of holding future advisory votes to approve executive compensation). As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors, the amendment to the Company's Certificate of Incorporation, the amendment to the Company's Certificate of Incorporation to amend the Certificate of Designation of the Series A Preferred Stock or the two advisory votes related to our executive compensation, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal Two (ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012) should be considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

Required Votes

On the Record Date there were 71,645,725 issued and outstanding shares of our common stock and 2,586,205 issued and outstanding shares of Series A Preferred Stock. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Each share of Series A Preferred Stock is entitled to four votes on each matter to be voted on at the Annual Meeting, except for Proposal One (the election of the Class III director).  Accordingly, the owners of Series A Preferred Stock have an aggregate of 10,344,820 votes with respect to each proposal to be voted on at the Annual Meeting except for Proposal One. Only the owners of our common stock as of the Record Date, voting as a separate class, are entitled to vote on Proposal One. The holders of Series A Preferred Stock will vote together as a single class on an as-converted basis with the holders of common stock on Proposals Two through Six, and the holders of the Series A Preferred Stock will also vote as a separate class on Proposal Four.

Proposal One-Election of Class III Director. Rodney S. Markin, M.D., Ph.D. must be elected by the affirmative vote of a plurality of the outstanding common stock, voting as a separate class. Our common stockholders do not have the right to cumulate votes in the election of directors. If a stockholder votes to “abstain” with respect to this proposal, such stockholder's shares will not be voted with respect to this proposal. Broker non-votes and withheld votes will not be counted as votes cast for this proposal and as such will have no impact on the outcome of this proposal.

Proposal Two-Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012. The affirmative vote of a majority of the votes cast by the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will be counted as votes against this proposal. Broker non-votes will not be counted as votes cast for this proposal.

Proposal Three-Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 150,000,000 shares. The affirmative vote of a majority of the votes cast by the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 150,000,000 shares. Abstentions will be counted as votes against this proposal. Broker non-votes will not be counted as votes cast for this proposal.

Proposal Four-Amendment to the Company's Certificate of Incorporation to amend the Certificate of Designation of the Series A Preferred Stock. The affirmative vote of a majority of the votes cast by: (1) the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, and (2) the holders of our Series A Preferred Stock, voting as a separate class, at the Annual Meeting are required to approve the amendment to Company's Certificate of Incorporation to amend the Certificate of Designation of the Series A Preferred Stock. Abstentions will be counted as votes against this proposal. Broker non-votes will not be counted as votes cast for this proposal.

Proposal Five-Approval, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement. The affirmative vote of a majority of the votes cast by the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, at the Annual Meeting is required to approve, on an advisory basis, of the compensation of our named executive officers, as set forth in this Proxy Statement. Abstentions will be counted as votes against this proposal. Broker non-votes will not be counted as votes cast for this proposal.

Proposal Six-Advisory vote on the frequency of holding future advisory votes to approve executive compensation. The option (every one, two or three years) receiving the greatest number of “FOR” votes from the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, will be considered the frequency recommended by stockholders.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP BY
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Beneficial Ownership of Common Stock

On the Record Date there were 71,645,725 issued and outstanding shares of our common stock.

The following table provides information known to us with respect to beneficial ownership of our common stock by our directors and all nominees for director, by those of our executive officers who are named in the Summary Compensation Table, by all of our current executive officers and directors as a group, and by each person we believe beneficially owns more than 5% of our outstanding common stock as of March 28, 2012, the record date established for our Annual Meeting of Stockholders. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all of common stock of the Company beneficially owned and such shares are owned directly by such person. The number of shares beneficially owned by each person or group as of March 28, 2012 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 28, 2012, including, but not limited to, upon the exercise of options or warrants to purchase common stock or the conversion of securities into common stock. Beneficial ownership information of persons other than our current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the Securities and Exchange Commission (the “SEC”) or information supplied by these persons.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class

Directors and Executive Officers
Craig J. Tuttle, President and Chief Executive Officer, Director	600,000	(2)	*
Brett L. Frevert, Chief Financial Officer	—		*
Chad M. Richards, Chief Commercial Officer	243,800	(3)	*
Doit L. Koppler II, Director	107,500	(4)	*
Rodney S. Markin, M.D., Ph.D, Director	45,000	(5)	*
Robert M. Patzig, Director	92,500	(6)	*
Antonius P. Schuh, Ph.D, Director	35,000	(7)	*
All directors and executive officers as a group (7 persons)	1,123,800	(8)	1.5%

Other Stockholders
LeRoy C. Kopp	14,156,661	(9)	19.8%
AMH Equity, LLC and Leviticus Partners, L.P.	4,621,181	(10)	6.5%
Kevin Douglas	4,000,000	(11)	5.6%
Austin W. Marxe and David M. Greenhouse	5,250,000	(12)	7.2%
Fidelity	5,087,982	(13)	7.0%
Randal J. Kirk	20,263,131	(14)	22.1%
  * Represents less than 1% of the outstanding common stock of the Company.

(1) The address for all of our directors and executive officers is the address of the Company's principal executive offices located at 12325 Emmet Street, Omaha, Nebraska 68164.

(2) Includes 600,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 28, 2012.

(3) Includes 43,800 shares owned by Mr. Richards and includes 200,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 28, 2012.

(4) Includes 50,000 shares owned by Mr. Koppler and includes 57,500 shares issuable upon the exercise of options and warrants that are exercisable or will become exercisable within 60 days after March 28, 2012.

(5) Includes 45,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 28, 2012.

(6) Includes 40,000 shares owned by Mr. Patzig and includes 52,500 shares issuable upon the exercise of options and warrants that are exercisable or will become exercisable within 60 days after March 28, 2012.

(7) Includes 35,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after March 28, 2012.

(8) Includes shares which may be acquired by executive officers and directors as a group within 60 days after March 28, 2012 through the exercise of stock options or warrants.

(9) Consists of shares owned directly by Mr. Kopp, shares held in individual retirement accounts established for Mr. Kopp and his spouse; shares held in the Kopp Family Foundation of which he is a director; and shares held in discretionary client accounts managed by Kopp Investment Advisors, LLC of which he is the Chief Executive Officer. The business address of each of these beneficial owners is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

(10) Consists of shares held by AMH Equity, LLC which is the general partner of Leviticus Partners, L.P. The business address of this beneficial owner is 60 East 42nd Street, Suite 901, New York, New York 10165.

(11) Mr. Douglas has dispositive power over all of the shares owned by the Douglas affiliates. The Douglas affiliates include shares owned directly by James E. Douglas,III as well as shares held in the following trusts: K&M Douglas Trust, Douglas Family Trust and the Douglas Irrevocable Descendants Trust . The business address of this beneficial owner is 125 East Sir Francis Drake Boulevard, Suite 400, Larkspur, California, 94939.

(12) Includes 3,500,000 shares owned and 1,750,000 shares issuable upon the exercise of warrants that are exercisable or will become exercisable within 60 days after March 28, 2012. MGP is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Life Sciences Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The business address of these beneficial owners is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(13) Includes 3,587,982 shares owned and 1,500,000 shares issuable upon the exercise of warrants that are exercisable or will become exercisable within 60 days after March 28, 2012. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,087,982 shares of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,087,982 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(14) Includes 3,245,903 shares owned and consists of (i) warrants to purchase 1,500,000 shares of common stock; (ii) shares of Series A Convertible Preferred Stock (the “Preferred Stock”) convertible into 10,344,820 shares of common stock; and (iii) warrants to purchase shares of the Preferred Stock which are convertible into 5,172,408 shares of common stock. These shares and warrants are held 40% by Third Security Senior Staff 2008 LLC, 40% by Third Security Staff 2010 LLC and 20% by Third Security Incentive 2010 LLC, which companies are affiliated with the beneficial owner. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

Beneficial Ownership of Preferred Stock

As of March 28, 2012, there were 2,586,205 issued and outstanding shares of our Series A Preferred Stock.
The following table provides information known to us with respect to beneficial ownership of the Series A Preferred Stock by each person we believe beneficially owns more than 5% of our outstanding Series A Preferred Stock as of March 28, 2012. The number of shares of Series A Preferred Stock beneficially owned by each person or group as of March 28, 2012 includes shares of Series A Preferred Stock that such person or group had the right to acquire on or within 60 days after March 28, 2012, including, but not limited to, upon the exercise of warrants to purchase Series A Preferred Stock. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all of the Series A Preferred Stock beneficially owned and such shares are owned directly by such person. Beneficial ownership information of such persons is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the SEC or information supplied by these persons.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Randal J. Kirk	3,879,307	(1)	100%

 (1) Includes warrants to purchase 1,293,102 shares of the Series A Preferred Stock. These shares of the Series A Preferred Stock and warrants are held 40% by Third Security Senior Staff 2008 LLC, 40% by Third Security Staff 2010 LLC and 20% by Third Security Incentive 2010 LLC, which companies are affiliated with the beneficial owner. Mr. Randal J. Kirk could be deemed to have indirect beneficial ownership of these shares. The business address of these beneficial owners is 1881 Grove Avenue, Radford, Virginia 24141.

PROPOSAL ONE: ELECTION OF OFFICERS

Board of Directors and Committees
Our Board of Directors consists of five directors. The Board of Directors is divided into three classes with directors in each class serving for a term of three years. The terms of office of the current Class I, Class II and Class III directors will expire in 2013, 2014 and 2012, respectively. The holders of Series A Preferred Stock are entitled, as a separate voting group, to elect two (2) of the five directors (“Preferred Stock Directors”). The Common Stockholders are entitled, as a separate voting group, to elect the three (3) remaining directors (“Common Stock Directors”). There is one Common Stock Director in each class of directors. There is one Preferred Stock Director in each of Class I and Class II, but not a Preferred Stock Director in Class III.

Robert M. Patzig is the current Preferred Stock Director in the Class I directors, Craig J. Tuttle is the current Common Stock Director in the Class I directors, Doit L. Koppler II is the current Preferred Stock Director in the Class II directors and Antonius P. Schuh, Ph.D. is the current Common Stock Director in the Class II directors.

The Board of Directors has nominated Rodney S. Markin, M.D., Ph.D. for election by the Common Stockholders as the Class III Common Stock Director to serve a three-year term expiring in 2015. Dr. Markin is the current Class III Common Stock Director and he has expressed an intention to continue to serve on the Board of Directors if he is elected. There are no arrangements or understandings between Dr. Markin and any other person pursuant to which he was selected as a nominee.

A majority of the votes cast by the Common Stockholders is required to elect Dr. Markin as the Class III Common Stock Director. This means that votes withheld and broker non-votes with respect to the election of the Class III Common Stock Director will have no effect on the election of such director. If Dr. Markin is unable to serve as a director, the Board of Directors may nominate a substitute nominee. In that case, the Board of Directors will vote all valid proxies that voted in favor of Dr. Markin for the election of the substitute nominee.

Certain biographical information regarding our directors, including their ages as of April 6, 2012 and the dates that they were first elected to our Board, is set forth below. In each individual's biography we have highlighted specific experience, qualifications, and skills that have led the Board to conclude that each individual is a valued member of our Board. In addition to these specific attributes, all of our directors have significant expertise in one or more areas of importance to our business and have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our company.

Name	Age	Principal Occupation	Director Since	Term to Expire

CLASS III DIRECTOR NOMINEE
Rodney S. Markin, M.D., Ph.D, Common Stock Director	55	Chairman of the Board, Transgenomic, Inc., Chief Technology Officer, Associate Vice Chancellor for Business Development	2007	2015

CLASS I DIRECTORS CONTINUING IN OFFICE
Robert M. Patzig, Preferred Stock Director	43	Senior Managing Director and Chief Investment Officer, Third Security, LLC	2010	2013

Craig J. Tuttle, Common Stock Director	59	President and Chief Executive Officer of Transgenomic, Inc.	1997	2013

CLASS II DIRECTORS CONTINUING IN OFFICE
Doit L. Koppler II, Preferred Stock Director	48	Managing Director and Treasurer, Third Security, LLC	2010	2014

Antonius P. Schuh, Ph.D, Common Stock Director	48	Chief Executive Officer of Trovagene, Inc.	2009	2014

Rodney S. Markin, M.D., Ph.D. Dr. Markin is the Chief Technology Officer, Associate Vice Chancellor for Business Development at the University of Nebraska Medical Center and Professor of Pathology and Microbiology and Surgery. Dr. Markin is also a director of Nebraska Surgical Solutions, Inc. The Board selected Dr. Markin to serve as a director because he has valuable executive experience in the healthcare business. Dr. Markin also has extensive experience serving on other boards. His ability to communicate and encourage discussion makes him an effective Chairman of the Board.
Robert M. Patzig. Mr. Patzig joined Third Security, LLC upon the company's inception in 1998 and has served as its Senior Managing Director and Chief Investment Officer since 1998. Mr. Patzig's responsibilities include identifying and researching investment opportunities for Third Security, LLC and its funds, securities valuation and portfolio management. Mr. Patzig is a Director of the Virginia Biotechnology Association, a non-profit industry advocacy group, and a member of the Virginia Tech English Department Distinguished Alumni. Mr. Patzig has served as Chairman of the Board of Intrexon Corporation and Cyntellect, Inc. and served as a member of the Board of Directors of Synchrony, Inc. Mr. Patzig served as the head of the Investment Committee for Howe and Rusling, Inc., a registered investment advisor, from 2001 until its sale in 2006. Mr. Patzig served as the Chief Executive Officer and Chief Compliance Officer of New River Advisors LLC from June of 2003 until August of 2007. Prior to the formation of Third Security, LLC, Mr. Patzig served as Director of Market Research and Analysis at GIV Holdings, Inc. and Director of Research Services at General Injectables & Vaccines, Inc. Mr. Patzig received a B.A. in Philosophy and English from Virginia Tech. Mr. Patzig is a valuable member of our Board due to his substantial biotech industry experience as well as his securities and investment expertise. Mr. Patzig is the current Preferred Stock Director in the Class I directors and was elected by the holders of Series A Preferred Stock. Third Security Senior Staff 2008 LLC, Third Security Staff 2010 LLC, and Third Security Incentive 2010 LLC, the beneficial owners of all of the shares of Series A Preferred Stock, are controlled by Third Security, LLC.
Craig J. Tuttle. Mr. Tuttle has served as our President and Chief Executive Officer since 2006. From 2004 to 2005, Mr. Tuttle was President and Chief Operating Officer of Duke Scientific. From 1999 to 2003, Mr. Tuttle served as President and Chief Executive Officer of Applied Biotech, Inc. Mr. Tuttle is a valuable member of our Board because he is the Company's Chief Executive Officer. In addition, he has expansive knowledge and experience in the biotech industry, as well as relationships with chief executives and other senior management at biotech companies.
Doit L. Koppler, II. Mr. Koppler joined Third Security, LLC in 2001 and, as Managing Director and Treasurer, manages the finance function of Third Security, LLC and is involved with several portfolio companies of Third Security, LLC's managed investment funds. Mr. Koppler currently serves as Vice President, Treasurer and a member of the Board of Directors of Vital Diagnostics Holding Corp., a global supplier of products and services for the clinical laboratory in the traditional in vitro diagnostics market with a focus on the physician's office, hospital and small-to-medium sized laboratory segments. Mr. Koppler served as Chairman and Chief Executive Officer of New River Funds, a family of no-load mutual funds, from its inception in 2003 through

2008 and as the Chief Investment Officer of New River Advisers, LLC, the investment adviser to New River Small Cap Fund, predecessor to Southern Sun Small Cap Fund. Mr. Koppler served as a member of the Board of Directors of IntelliMat, Inc. from November 2006 to July 2008. Prior to joining Third Security, LLC, Mr. Koppler served as Vice President and Controller of General Injectables & Vaccines, Inc., a $120 million distributor of injectable biologics and vaccines primarily to outpatient physician offices, from 1992-2000. From 1987-1992, he was a Manager in the audit practice of Ernst & Young LLP. Mr. Koppler is a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. He has also held Series 7 and Series 66 securities registrations. Mr. Koppler received a B.S. in Accounting from Salem International University. Mr. Koppler is a valued member of our Board because of his valuable biotech industry and financial expertise, including his public accounting and financial reporting experience. Mr. Koppler is the current Preferred Stock Director in the Class II directors and was elected by the holders of Series A Preferred Stock. Third Security Senior Staff 2008 LLC, Third Security Staff 2010 LLC, and Third Security Incentive 2010 LLC, the beneficial owners of all of the shares of Series A Preferred Stock, are controlled by Third Security, LLC.

Antonius P. Schuh, Ph.D. Antonius Schuh, Ph.D. was appointed Chief Executive Officer of Trovagene, Inc. on October 4, 2011. He previously served as Chairman and Chief Executive Officer of Sorrento Therapeutics, Inc. (SRNE.PK), a biotechnology company he co-founded based on a proprietary platform to generate very large fully human mAb libraries. Previously, he was the founding CEO of AviaraDx, Inc., a leading molecular diagnostic innovator in oncology. In 2008, Dr. Schuh led the sale of AviaraDx to bioMerieux, which continues to operate AviaraDx under the name bioTheranostics. Before AviaraDx, Dr. Schuh served as CEO of Arcturus Bioscience, Inc., where he led the sale of Arcturus' life science business to Molecular Devices, Inc., now part of Life Technologies. Prior to Arcturus, Dr. Schuh served as the President and Chief Executive Officer of Sequenom, Inc. He joined Sequenom as Managing Director of the company's German operations, Sequenom GmbH, from Helm AG of Hamburg, an international trading and distribution corporation for chemical and pharmaceutical products. At Helm, he headed the Business Development Group of the Pharmaceutical Division and the associated Technical and Regulatory Affairs department. Prior to Helm, Dr. Schuh was with Fisons Pharmaceuticals (now part of Sanofi Aventis), where he held medical and regulatory affairs positions and served as member of the management teams of Fisons AG, Switzerland, and Fisons Ges.m.b.H, Austria. Dr. Schuh holds a degree in pharmaceutics and earned his Ph.D. in medicinal chemistry from the University of Bonn, Germany. He currently serves as a Director of Diogenix, Inc. and Transgenomic, Inc. Dr. Schuh is a valued member of the Board because he possesses significant biotechnology experience and extensive executive management experience in the industry which brings a unique and valuable perspective to the Board.

Business Ethics Policy

Our Board of Directors has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial officers. This code of ethical conduct is embodied within our Business Ethics Policy, which applies to all persons associated with the Company, including our directors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). The Business Ethics Policy is available in the investor relations section of our website at www.transgenomic.com. We will disclose amendments to, or waivers of, certain provisions of our Business Ethics Policy relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Corporate Governance

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is in the best interests of our stockholders. Our Chairman of the Board is Rodney S. Markin, Ph.D. Our President and CEO, Mr. Tuttle, is the only member of our Board who is not an independent director under the NASDAQ listing standards or the SEC rules. We believe that this leadership structure enhances the accountability of our President and CEO to the Board and strengthens the Board's independence from management. While both leaders are actively engaged on significant matters affecting the Company, such as long-term strategy, we believe splitting these leadership positions enables Mr. Tuttle to focus his efforts on running our business and managing the Company while permitting Dr. Markin to focus more on the governance of the Company, including oversight of our Board.

Director Attendance at Meetings

Our Board conducts its business through meetings of the Board, both in person and telephonic, and actions taken by written consent in lieu of meetings. During the year ended December 31, 2011, the Board of Directors held six meetings and acted by written consent in lieu of a meeting three times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2011.

Our Board strongly encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All of the directors serving as of May 18, 2011 attended our 2011 Annual Meeting of Stockholders.
Committees of our Board of Directors
Our Board has established and delegated certain responsibilities to its standing Audit Committee and a Compensation Committee. We do not have a standing nominating committee. The Board of Directors determined that due to the relatively small size of the Board of Directors, and due to the policy on director nominations, which is described below, it was not necessary to form a separate committee to evaluate director nominations. Under the director nomination policy, director candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes to the procedures by which stockholders may recommend nominees for the Board of Directors. The Board of Directors will consider director nominees recommended by stockholders that are submitted in writing to the Secretary or Chief Executive Officer of the Company in a timely manner and which provide necessary biographical and business experience information regarding the nominee. All candidates for director will be evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board of Directors. The Board of Directors also values diversity as a factor in selecting nominees to serve on the Board of Directors. Although the Board of Directors does not have a specific policy on diversity, the Board of Directors considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Board of Directors expects to nominate incumbent directors who express an interest in continuing to serve on the Board of Directors. The independent directors of the Company review and consider all candidates to serve as a director of the Company who are properly suggested by directors, management and stockholders of the Company, and the Board of Directors selects its nominees to serve as a director of the Company from among those candidates who are recommended to the Board of Directors by a majority of the independent directors of the Company.

Audit Committee

We have a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee's primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent auditors and reviewing any transactions between the Company and related parties. Our independent auditors report directly and are accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent auditors and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent auditors. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent auditors. The rendering of any auditing services and all non-auditing services by the independent auditors is subject to the approval in advance of the Audit Committee.

The Audit Committee operates under a written charter which is available on our website at www.transgenomic.com. The Audit Committee is required to be composed of directors who are independent of the Company under the NASDAQ listing standards and the SEC rules. Under SEC rules, members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors' compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent.

The current members of the Audit Committee are directors Dr. Markin and Dr. Schuh, each of whom has been determined by the Board of Directors to be independent under the rules adopted by the SEC and NASDAQ listing standards. Dr. Markin currently serves as the Chairman of the Audit Committee. The Board of Directors has determined that Dr. Markin qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley Act of 2002. The Audit Committee met four times during 2011.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is comprised of Rodney S. Markin, M.D., Ph.D. and Antonius P. Schuh, Ph.D., each of whom is an independent director of the Company under the rules adopted by the SEC.
The Company's management is responsible for the preparation of the Company's financial statements and for maintaining an adequate system of internal controls and processes for that purpose. McGladrey & Pullen LLP (“McGladrey”) acts as the Company's independent auditors and they are responsible for conducting an independent audit of the Company's annual financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2011 with management of the Company and with representatives of McGladrey. Our discussions with McGladrey also included the matters required Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received the written disclosures and a letter from McGladrey regarding its communications with the Audit Committee concerning independence, and have discussed with McGladrey its independence from the Company and its management.
Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of the Company for the year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

Rodney S. Markin, M.D., Ph.D.
Antonius P. Schuh, Ph.D.

Compensation Committee

The Compensation Committee reviews and approves our compensation policy, changes in salary levels and bonus payments to our executive officers and other management and determines the timing and terms of equity awards under our equity incentive plans. The Compensation Committee operates under a written charter which is available on our website at www.transgenomic.com.

The Compensation Committee currently consists of directors Dr. Schuh, Dr. Markin and Mr. Patzig, each of whom has been determined by the Board of Directors to be independent under the NASDAQ listing standards. Dr. Schuh currently serves as the Chairman of the Compensation Committee. The Compensation Committee met four times during 2011.
Oversight of Risk Management
      Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board assesses major risks facing the Company and options for their mitigation in order to promote its stockholders' interests in the long-term health and the overall success of the Company and its financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our full Board in the risk oversight process allows our Board to assess management's appetite for risk and also determine what constitutes an appropriate level of risk for the Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board is ultimately responsible for risk oversight, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing the Company. The Audit Committee's charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. The Board has also delegated primary responsibility of the oversight of all executive compensation and the Company's employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure provides appropriate checks and balances against undue risk taking.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. We believe all Section 16 reports were filed in a timely manner during 2011, except that one Form 4 to report option grants made on May 18, 2011 was not filed timely by Mr. Tuttle, Mr. Richards and Mr. Frevert each.

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee Charter, the Audit Committee must review in advance and approve or reject all material transactions between the Company and a related party. The Audit Committee reviews and considers each transaction in light of the specific facts and circumstances presented. Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our common stock. Our Board of Directors will also review related party transactions in accordance with applicable law and the provisions of our Third Amended and Restated Certificate of Incorporation.

In addition, our Business Ethics Policy establishes a policy on potential conflicts of interest. Under our Business Ethics Policy our directors and employees, including our executive officers, must promptly report any transaction, relationship or circumstance that creates or could be reasonably expected to create a conflict of interest. Members of our senior management, including our executive officers, and our Board of Directors may not engage in any activity giving rise to an actual or potential conflict of interest without the prior approval of the Audit Committee. Any waiver of this policy relating to our executive officers or directors may only be made by the Board of Directors and will be promptly disclosed to our stockholders as required by law or applicable exchange rules.

The following is a description of transactions or series of transactions since January 1, 2011, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Compensation Discussion and Analysis-Agreements with Our Named Executive Officers” below.

Third Security Convertible Promissory Notes and Conversion

On December 30, 2011, we entered into a Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with Third Security Senior Staff 2008 LLC, a Virginia limited liability company, Third Security Staff 2010 LLC, a Virginia limited liability company, and Third Security Incentive 2010 LLC, a Virginia limited liability company (collectively, the “Third Security Entities”), in the aggregate amount of $3,000,000. The Third Security Entities are currently the holders of 100% of our Series A Preferred Stock and collectively represent a more than 10% beneficial ownership interest in our common stock.

Under the Note Purchase Agreement, the Company sold to each of the Third Security Entities a convertible note which with a March 31, 2012 maturity date (collectively, the “Convertible Notes”). The Note Purchase Agreement and Convertible Notes provided for conversion of the Convertible Notes into equity securities of the Company of the same class(es) or series and at the same price as the equity securities of the Company sold in the Company's first sale or issuance of its equity securities after December 30, 2011, in the aggregate amount of at least $3,000,000. The unpaid principal on the Convertible Notes in the aggregate amount of $3,000,000 was converted into Common Shares and Warrants in connection with the Offering (as defined and described below) and the accrued interest was paid by the Company in cash.

On February 2, 2012, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and other accredited investors (the “Investors”) pursuant to which the Company: (i) sold to the Investors an aggregate of 19,000,000 shares of the Company's Common Stock at a price per share of $1.00 (the “Common Shares”) for aggregate gross proceeds of approximately $19,000,000; and (ii) issued to the Investors warrants (the “Warrants”) to purchase up to an aggregate of 9,500,000 shares of Common Stock with an exercise price of $1.25 per share (collectively, the “Offering”). The Warrants may be exercised, in whole or in part, at any time from February 7, 2012 until February 7, 2017 and contain both cash and “cashless exercise” features.
As part of the Offering, in connection with the conversion of the Convertible Notes, the Third Security Entities received an aggregate of 3,000,000 Common Shares (the “Third Security Common Shares”) and Warrants to purchase up to 1,500,000 shares of Common Stock (the “Third Security Warrants”) upon the same terms as the Investors. As part of the Offering, our Preferred Stock Directors, Doit L. Koppler, II and Robert M. Patzig, purchased Common Shares and Warrants on the same terms as the other Investors.

In connection with the Offering, we also entered into a registration rights agreement with the Investors and the Third Security Entities (the “Registration Rights Agreement”). The Registration Rights Agreement requires that the Company file a registration statement with the SEC within forty-five (45) days of the closing date of the Offering for the resale by the Investors and the Third Security Entities of all of the Common Shares, the shares of Common Stock issuable upon exercise of the Warrants, the Third Security Common Shares, the shares of Common Stock issuable upon exercise of the Third Security Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto.

A majority of the disinterested directors approved the Company's entrance into the Note Purchase Agreement, the issuance of the Convertible Notes to the Third Security Entities and the terms of the Offering that triggered the conversion of the Convertible Notes.

Director Independence

The Company is governed by our Board of Directors. Currently, each member of our Board, other than our President and Chief Executive Officer, Craig J. Tuttle, is an independent director and all standing committees of the Board are composed entirely of independent directors, in each case as defined in NASDAQ Listing Rule 5605(a)(2). For a director to be considered independent, the Board must determine that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The four independent members of the Board of Directors are Rodney S. Markin, M.D., Ph.D, Doit L. Koppler, II, Robert M. Patzig and Antonius P. Schuh, Ph.D.

Information Regarding Executive Officers

Our executive officers, their ages as of April 6, 2012 and their respective positions are as follows:

Name	Age	Title(s)
Craig J. Tuttle	59	President and Chief Executive Officer
Chad M. Richards	42	Chief Commercial Officer
Brett L. Frevert	49	Chief Financial Officer

Craig J. Tuttle. Mr. Tuttle's biographical information appears above under “Board of Directors and Committees.”
Chad M. Richards. Mr. Richards joined the Company in October 2007 as Senior Vice President, Sales and Marketing and was promoted to Chief Commercial Officer in January 2011. Before joining the Company, Mr. Richards was the National Sales Director for Anatomic Pathology with Quest Diagnostics. During his career with Quest Diagnostics, Mr. Richards held a variety of sales management roles in both their physician and hospital business segments. Before joining Quest Diagnostics, Mr. Richards held different marketing and sales management roles with Roche Diagnostics Ventana Medical Systems Division, one of the world's leading developers and manufacturers of immunohistochemistry and in-situ hybridization instruments and reagent systems. Before embarking on a career in diagnostics, Mr. Richards served in the United States Marine Corps.

Brett L. Frevert. Mr. Frevert was appointed as our Chief Financial Officer by the Board of Directors on June 28, 2010. Mr. Frevert serves as Chief Financial Officer pursuant to the terms a letter agreement with CFO Systems, LLC (“CFO Systems”) and Brett L. Frevert. Under the letter agreement CFO Systems provides financial and consulting services to us. Since 2004 Mr. Frevert has been Managing Director of CFO Systems, which he founded. During that time he has served as CFO of several Midwestern companies, including SEC registrants and private companies. Prior to founding CFO Systems, Mr. Frevert was Chief Financial Officer of a regional real estate firm and also served as Interim Chief Financial Officer of First Data Europe. Mr. Frevert began his career with Deloitte & Touche, serving primarily SEC-registered clients in the food and insurance industries.

Family Relationships

There are no family relationships between or among any of our officers or directors.

The Board Of Directors recommends that you vote "FOR" the director nominee named above in this Proposal One.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2012. The Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders' best interests.
McGladrey & Pullen, LLP has audited our balance sheets as of December 31, 2010 and 2011, and our related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2009, December 31, 2010 and December 31, 2011. We expect representatives of McGladrey & Pullen, LLP to be present in person or by telephone at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.
The following table shows information about fees paid, that were billed or were expected to be billed by McGladrey & Pullen LLP, our independent auditor, during the fiscal years ended December 31, 2011 and 2010.

	2011	2010
Audit fees	$321,005	$205,315
Audit-related fees	25,999	127,200
Tax fees	30,190	34,055
All other fees	—	—
Total fees	$377,194	$366,572
Audit Fees.    McGladrey & Pullen LLP billed us for professional services rendered for the audit of our annual financial statements and to review our interim financial statements included in Quarterly Reports on Form 10-Q filed by us with the SEC during that year.
Audit-Related Fees.    McGladrey & Pullen LLP billed us for audit-related services. Audit-related services generally include fees for the audits of our employee benefit plans and fees incurred in connection with services associated with SEC registration statements, periodic reports and other documents filed with the SEC. In 2010, we incurred fees related to the audits, review and consultation for our acquisition of the FAMILION family of genetic tests.
Tax Fees.    McGladrey & Pullen LLP billed us for tax services. Tax services consist primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions.
All Other Fees.    McGladrey & Pullen LLP did not render any services other than the services described above in 2011 or 2010.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee is required to pre-approve all audit and non-audit services to be provided to us by our independent auditor and its member firms. All services provided by our independent auditor in 2011 were pre-approved by the Audit Committee.

The Board Of Directors recommends that you vote "FOR" Proposal Two.

PROPOSAL THREE: AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Board of Directors has approved and declared advisable, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to Article IV, Section 4.1 of our Third Amended and Restated Certificate of Incorporation dated October 26, 2005, which sets forth the terms of our authorized capital stock. Article IV, Section 4.1 currently authorizes 100,000,000 shares of common stock par value $.01 per share. The proposed amendment would increase the authorized number of shares of common stock to 150,000,000 shares. The authorized shares of preferred stock would remain 3,879,307 shares. If approved by the stockholders, this amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed amendment to Article IV, Section 4.1 would replace the first sentence of Article IV, Section 4.1 with the following:
"The total number of shares of capital stock which the Corporation shall have authority to issue is 165,000,000 consisting of (a) 150,000,000 shares of Common Stock, par value $.01 per share, and (b) 15,000,000 shares of Preferred Stock, par value $.01 per share."
As of March 28, 2012, there were 71,645,725 issued and outstanding shares of our common stock and 2,586,205 issued and outstanding shares of Series A Preferred Stock. The additional common stock to be authorized would be available for future financing and acquisition transactions, employee benefit plans and other corporate purposes. Having such shares available for issuance in the future would give us greater flexibility and allow shares of common stock to be issued without the expense and delay of a stockholders’ meeting. The additional shares of common stock would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed.
The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The proposed increase in the number of authorized shares of common stock will not have any immediate effect on the rights of existing stockholders. However, any future issuance of additional authorized shares of the common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued. The common stock has no preemptive rights to purchase common stock or other securities. In addition, under Delaware law, our stockholders are not entitled to dissenters' or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.
Except to the extent that the Company may issue shares of common stock reserved therefor pursuant to its equity compensation plans, we have no present arrangements, commitments, understandings or pending negotiations for the issuance of additional shares of newly authorized common stock.
We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of our Company. We are not aware of any pending or threatened efforts to acquire control of our Company.
If this Proposal Three is approved by a vote of a majority of the votes cast at the Annual Meeting by the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, then we will promptly file the amendment to Article IV, Section 4.1 of our Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The actual timing of any such filing will be made by the Board of Directors at such time as the Board of Directors believes to be most advantageous to our Company and our stockholders.

The Board Of Directors recommends that you vote "FOR" Proposal Three.

PROPOSAL FOUR: AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO AMEND THE CERTIFICATE OF DESIGNATION OF THE SERIES A CONVERTIBLE PREFERRED STOCK

On December 29, 2010, we entered into a transaction with the Third Security Entities, pursuant to the terms of Series A Convertible Preferred Stock Purchase Agreement (“Series A Purchase Agreement”), in which we: (i) sold an aggregate of 2,586,205 shares of Series A Preferred Stock at a price of $2.32 per share; and (ii) issued Series A Warrants to purchase up to an aggregate of 1,293,102 shares of Series A Preferred Stock having an exercise price of $2.32 per share (the sale of Series A Preferred Stock and issuance of the Series A Warrants hereafter referred to as the “Financing”).

In connection with the Financing, we filed a Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, designating 3,879,307 shares of our preferred stock as Series A Preferred Stock. The Series A Preferred Stock, including the Series A Preferred Stock issuable upon exercise of the Series A Warrants, is convertible into shares of our common stock at a rate of 4-for-1, which conversion rate is subject to further adjustment as set forth in the Certificate of Designation.

Generally, the holders of the Series A Preferred Stock are entitled to vote together with the holders of common stock, as a single group, on an as-converted basis. However, the Certificate of Designation provides that we may not alter or change the rights, preferences or privileges of the Series A Preferred Stock without the affirmative vote of a majority of the holders of the outstanding shares of Series A Preferred Stock. The Certificate of Designation currently provides, among other things, that (1) the Series A Preferred Stock is entitled to certain anti-dilution rights if the Company issues shares of its common stock at a price per share that is less than the then-current conversion price for the Series A Preferred Stock, and (2) the holders of the Series A Preferred Stock are entitled to require the Company to redeem the shares of Series A Preferred Stock in certain circumstances.
In November 2011, we entered into a transaction with the Third Security Entities, pursuant to an Agreement Regarding Preferred Stock (the “Amendment Agreement”), in which the Third Security Entities agreed to vote in favor of an amendment to the Certificate of Designation to eliminate certain features of the Series A Preferred Stock relating to (1) the anti-dilution adjustment to the conversion rate upon which the Series A Preferred Stock is convertible into the Company's common stock, and (2) the right to require a redemption of the Series A Preferred Stock (the “Certificate Amendment”), subject to the requisite stockholder approval of the Certificate Amendment at the Company's next annual meeting of its stockholders. In exchange for the Third Security Entities entering into the Amendment Agreement, the Company issued an aggregate of $300,000 market value of Common Stock, or 245,903 shares of Common Stock, to the Third Security Entities. Pursuant to the Amendment Agreement, the Third Security Entities agreed to vote the Series A Preferred Stock and their common stock in favor of the Certificate Amendment and agreed to waive their rights to the features of the Series A Preferred Stock being eliminated by the Certificate Amendment.  In accordance with the Amendment Agreement, the Company is recommending that its stockholders approve the Certificate Amendment.
The proposed Certificate Amendment to eliminate the anti-dilution adjustment and the optional redemption right for the Series A Preferred Stock is set forth in its entirety on Annex A attached hereto. If this Proposal Four is approved by a vote of a majority of the votes cast at the Annual Meeting by: (1) the holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, and (2) the holders of our Series A Preferred Stock, voting as a separate class, then we will promptly file the Certificate Amendment with the Secretary of State of the State of Delaware. The actual timing of any such filing will be made by the Board of Directors at such time as the Board of Directors believes to be most advantageous to our Company and our stockholders. The form of proposed Certificate Amendment will be substantially as set forth on Annex A (subject to any changes required by applicable law).

The Board Of Directors recommends that you vote "FOR" Proposal Four.

PROPOSAL FIVE: CONDUCT AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement our compensation policies are designed to align our key executives' compensation with both our business objectives and the interests of our stockholders. We also seek to provide compensation policies that attract, motivate and retain key executives who are critical to our success. A significant portion of the compensation we provide to our key executives is directly related to our financial performance and stockholder value.
We urge our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more thorough discussion of our compensation philosophy, including the design and objectives of our elements of compensation. We also recommend that our stockholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included in the “Executive Compensation” section of this Proxy Statement.
We believe our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our stockholders. Accordingly, we are asking our stockholders to approve the overall application of our compensation policies to our named executive officers through this advisory vote. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement.
For the reasons stated above, the Board recommends that our stockholders vote “for” the following advisory resolution at our Annual Meeting:
“RESOLVED, that the compensation paid to Transgenomic's named executive officers, as disclosed in the proxy statement for our 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”
To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

The Board Of Directors recommends that you vote "FOR" Proposal Five.

PROPOSAL SIX: CONDUCT AN ADVISORY VOTE ON FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Five above should occur every year, every two years or every three years.
After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.
This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board's recommendation. The voting frequency option that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board's recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
The Board Of Directors recommends stockholders vote to conduct future advisory votes on executive compensation every year.

COMPENSATION DISCUSSION AND ANALYSIS
Our compensation philosophy is designed to support our key objective of creating value for our stockholders by growing our revenues, growing our earnings, increasing our total market capitalization and growing our share price.

This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to Craig Tuttle, President and Chief Executive Officer; Brett Frevert, Chief Financial Officer, and Chad Richards, Chief Commercial Officer, whom are collectively referred to as the "named executive officers" or, in this “Compensation Discussion and Analysis” section, our executives.
Objectives of Our Executive Compensation Programs
Our compensation programs for our named executive officers are designed to achieve the following objectives:

•    attract and retain high performing and experienced executives;

•    motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•    foster a shared commitment among executives by coordinating their goals; and

•	motivate our executives to manage our business to meet our short and long-term objectives, and reward them for meeting these objectives.

Role of our Compensation Committee
We have a Compensation Committee that has the primary purpose of providing oversight of all executive compensation and the Company's employee benefit programs. The Compensation Committee's responsibilities include, but are not limited to, the direct responsibility for the following:

•
Review and approve corporate goals and objectives relevant to CEO and other executive officers' compensation, evaluate performance in light of these goals and objectives, and determine and approve the compensation level for the CEO and other executive officers based on this evaluation.

•	Make recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans.

•	Adoption of stock option and other long-term incentive plans and approval of individual grants and awards.

•	Adoption of executive annual incentive plans and approval of total incentive payments and individual awards to the President, CEO and other executive officers.

•	Adoption of benefit plans, including profit sharing and supplemental retirements plans.

•	Adoption of executive perquisite programs.

•	Annual evaluation and appraisal of President and CEO performance.

•	Approval of all employment agreements for President, CEO and other executives.

•	Annual review of non-employee Director compensation programs and recommendation of changes to the Board of Directors when appropriate.
Our Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of all executive officers, excluding his own, but our Compensation Committee is ultimately responsible for approving this compensation.

Role of Our CEO and Executive Management
Our CEO annually evaluates the performance of each executive and, based on that review, may recommend changes in the executive's compensation to the Compensation Committee. This review includes a performance appraisal that takes into consideration various factors, including, without limitation, the following:

•	the ability of the executive to drive results for the Company;

•	the executive's understanding of the Company's business and his/her organizational savvy;

•	the ability of the executive to make complex decisions and his/her strategic abilities;

•	the executive's ability to manage work process;

•	the communication skills of the executive; and

•	the executive's ability to manage diversity and ethics.

The CEO's review also includes a determination of each executive's leadership attributes along with other key accomplishments during the review period. Our Company is an evolving company, and executives' roles and scope of work, and the size and geographical diversity of the groups they manage are subject to change. As an executive's role changes, our CEO may recommend changes to the executive's compensation to the Compensation Committee.

The CEO's compensation recommendations may include changes in base salary and incentive bonus, additional equity grants or modifications to standard vesting schedules that are deemed to be in the best interest of the Company.
Peer Group Information and Benchmarking

In connection with compensation decisions in 2011, our Compensation Committee, with the assistance of the Chief Executive Officer and other Company employees, reviewed market compensation data paid by companies in the biopharmaceutical industry as reported by Top 5 Data Services, Inc. (the “2011 Competitive Analysis”). The 2011 Competitive Analysis contained data from 342 publicly traded companies within the biopharmaceutical industry covering the details of compensation for 1,249 top executives. Our Chief Executive Officer, in consultation with the Chairman of the Compensation Committee, reviewed all of the data contained in the 2011 Competitive Analysis and then selected companies with annual revenue of between $25 million and $149.9 million and between 100 and 500 employees to be used as peer group companies for purposes of benchmarking.
The Compensation Committee and management used the peer group compensation data selected from the 2011 Competitive Analysis primarily to ensure that the total direct compensation for our executives and senior management is within a reasonable range of comparative pay of our peer group companies. While this market data provides a useful starting point for compensation decisions, our Compensation Committee also takes into account factors such as level of individual responsibility, prior experience and performance in arriving at final compensation decisions.
Generally, neither management nor the Compensation Committee utilizes the services of independent compensation consultants in connection with the establishment of executive compensation other than to obtain independent third-party benchmarking surveys similar to the 2011 Competitive Analysis discussed above.

Elements of 2011 Executive Compensation

Our executive compensation program is comprised of the following principal elements, each of which is described in more detail below:

Element of Compensation	Purpose	Pay-for-Performance Considerations
Cash and Short-Term Variable Compensation:
Base Compensation	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Adjustments to base salary consider the individual's overall performance, contribution to the business and internal and external comparisons
Cash Bonus	Encourages and rewards achievement of strong financial, operational and strategic performance by the Company
The amount of any discretionary bonus received by an executive officer, if any, depends on the degree we achieve strong annual financial, operational or strategic performance and the extent to which the executive officer contributes to the achievement

Long-Term Compensation:
Stock Options
Encourages executive officers to focus on the long-term performance of the Company, links an executive officer's incentives to our stockholders' interests in increasing our stockholder value, encourages significant ownership of our common stock and promotes long-term retention of our executives officers

The potential appreciation in our stock price above the exercise price for stock options motivates our executives to build stockholder value as the executive officer only realizes value from the stock option if the stock price appreciates

Other Elements:
Health, Retirement and Other Benefits
Provides broad-based market competitive employee benefits program such as participation in benefit plans generally available to our employees, including, employee stock purchase plan, 401(k) retirement plan, life, health and dental insurance and short-term and long-term disability plans
Not applicable

 Base Compensation
We pay our Chief Executive Officer and Chief Commercial Officer a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year as well as each executive's performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance. Our Chief Financial Officer does not receive a base salary directly from the Company. We pay our Chief Financial Officer in accordance with a letter agreement with CFO Systems, LLC, under which CFO Systems provides financial leadership and consulting services to us. See "Agreements with Our Named Executive Officers - CFO Systems Letter Agreement."
It is our goal to maintain a base compensation structure among our executives that, in our judgment, appropriately reflects their respective roles and responsibilities. Our executives' base compensation reflects the initial amounts that we negotiated with each of our executives at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts, to reflect market increases, our growth, the individual executives' performance and increased experience, any changes in the individual executives' roles and responsibilities and other factors. Generally, the base compensation of our executives is based on our understanding of compensation for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from each executive, the roles and responsibilities of the executive, the base compensation of our existing executives and other factors.

2011 Cash Incentive Bonus
During 2011, the Compensation Committee relied on a discretionary bonus program for its executives which left the decision of whether an executive, including a named executive officer, received a bonus to the discretion of the Compensation Committee. In exercising this discretion, the Compensation Committee had the authority to set desired goals and targets for the executive officer or consider other performance goals, current economic conditions and exceptional and/or inadequate performances by each executive officer when evaluating whether and to what extent to award bonuses. The discretionary bonus awards earned by our named executive officers in 2011 are set forth in the “Summary Compensation Table” below and in the section below entitled "Analysis of Named Executive Officer Compensation."
2012 Bonus Plan
In 2012, the Compensation Committee established an incentive bonus plan (the “2012 Bonus Plan”) which provides variable incentive compensation to our executives, including our named executive officers, and senior management. The 2012 Bonus Plan provides bonus opportunities tied to specific corporate-level and individual goals for payments ranging from 0% of the applicable bonus opportunity, if the threshold performance levels are not attained, to 225% of the applicable bonus opportunity, if all performance is above the levels established to qualify for maximum payouts. Performance attainment levels of the targeted performance objectives range from 5% to 60% and correspond to payment levels ranging from 0% to 225% of the target bonus opportunity.
The 2012 Bonus Plan provides that payments senior management, excluding our named executive officers, will be paid as cash bonuses. However, with respect to our named executive officers, the plan provides that our named executive officers will be paid as follows:

Target Attainment Percentage	Form of Payment
100%	Cash
Above 100%	50% Cash 50% Restricted Stock
The Compensation Committee believes that providing for payment of a portion of the incentive compensation earned by our named executive officers links the executives' incentives to our stockholders' interests in increasing stockholder value and provides executive officers with incentives to stay. We also believe that the payment of on-target performance, and a portion of above-target performance as a cash incentive supports our pay for performance philosophy and encourages an executive officer's contribution to, and rewards an executive officer for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive officer.
Individualized bonus plans are established for each participant, including our named executive officers, with performance metrics and related targets that include a mix of company-level financial metrics and business unit or individual metrics tailored to include the important factors under the executive's control. The company-level metrics consist of net revenue, Modified EBITDA and a price-to-sales multiple. The individual performance metrics are specific operational and financial goals that are controlled by or can be directly impacted by the individual and include for instance, objectives related implementation of investment relations, product initiatives and other corporate strategies, organizational development, targeted product revenues as well as other objectives tailored to the individual The objective of the 2012 Bonus Plan is to encourage executives to contribute toward the attainment of the Company's consolidated financial and performance goals for fiscal year 2012. See “Analysis of Named Executive Officer Compensation” below for the on-target bonus opportunities awarded to our named executive officers under the 2012 Bonus Plan.
Long-Term Equity Incentive Compensation
We grant long-term equity incentive awards in the form of stock options to executives as part of our total compensation package. We place a significant emphasis on performance-based incentive compensation. These awards generally represent a significant portion of total executive compensation. We use long-term equity incentive awards in order to align the interests of our executives and our stockholders by providing our executives with strong incentives to increase stockholder value and a significant reward for doing so. Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices and take into account additional factors such as level of individual responsibility, experience and performance.

 Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company. Stock options are earned based on continued service to us and generally vest over three years, with one-third vesting on each anniversary of the date grant.

All our stock options awards are granted pursuant to our 2006 Equity Incentive Plan (the “2006 Incentive Plan”) and the exercise price of each stock option granted under our 2006 Incentive Plan is based on the fair market value of our common stock on the grant date. Under the term of the 2006 Incentive Plan, when the Company is not listed on a national stock exchange but traded on an over-the-counter market, fair market value is defined as the average of the bid and ask price of our common stock on the trading date immediately preceding the grant date. See “Equity Incentive Plan and Other Compensation Plans - 2006 Equity Incentive Plan” for additional information on the 2006 Incentive Plan.
Broad-Based Benefits Programs
All full-time employees in the United States, including our named executive officers, may participate in our health and welfare benefit programs, including medical coverage, dental coverage, disability insurance, life insurance and our 401(k) plan. We offer similar plans in foreign countries.

Equity Incentive Plan and Other Compensation Plans

2006 Equity Incentive Plan

The Company's 2006 Incentive Plan allows the Company to make awards of various types of equity-based compensation, including stock options, dividend equivalent rights (“DERs”), stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other awards, to employees and directors of the Company. The 2006 Incentive Plan provides that the total number of shares of common stock that the Company may issue is 10,000,000 shares under the 2006 Incentive Plan; provided, that no more than 5,000,000 of such shares may be used for grants of restricted stock, restricted stock units, performance units, performance shares and other awards. As of March 28, 2012, there were 4,157,333 outstanding options granted under the 2006 Incentive Plan, of which 2,251,378 were exercisable.

The 2006 Incentive Plan is administered by the Compensation Committee of the Board of Directors which has the authority to set the number, exercise price, term and vesting provisions of the awards granted under the 2006 Incentive Plan, subject to the terms thereof. Either incentive or non-qualified stock options may be granted to employees of the Company, but only non-qualified stock options may be granted to non-employee directors and advisors. However, in either case, the 2006 Incentive Plan requires that stock options must be granted at exercise prices not less than the fair market value of the common stock on the date of the grant. Options issued under the 2006 Incentive Plan vest over periods as determined by the Compensation Committee and expire ten years after the date the option was granted. Compensation expense is based on the calculated fair value of the awards as measured at the grant date and is expensed ratably over the service period of the awards (generally the vesting period).

Employee Savings Plan

The Company maintains an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). This plan allows for voluntary contributions up to statutory maximums by eligible employees. Historically, we matched a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board of Directors decides to do so. For the year ended December 31, 2009 we discontinued matching 401(k) contributions for the third and fourth quarters due to our expense reduction initiatives. We reinstated matching 401(k) contributions for the first three quarters of 2010; however, effective October 1, 2010, we again discontinued matching 401(k) contributions. Our named executive officers are eligible to participate in the 401(k) retirement plan. We did not make any matching contributions to any employees, including our named executive officers, during 2011.

Analysis of Named Executive Officer Compensation

In connection with establishment of 2011 compensation for our named executive officers, our Chief Executive Officer and the Compensation Committee reviewed the market compensation data contained in the 2011 Competitive Analysis. Our Chief Executive Officer, in consultation with the Chairman of our Compensation Committee, identified the comparable positions for each of our named executive officers in the 2011 Competitive Analysis based on their positions and responsibilities. Our Chief Executive Officer then made compensation recommendations for our executives, excluding his own, and senior management. Although our Chief Executive Officer makes executive compensation recommendations to the Compensation Committee, the Compensation Committee is ultimately responsible for approving all executive compensation.

The Compensation Committee considered the Chief Executive Officer recommendations and also reviewed the 2011 Competitive Analysis to ensure that the compensation programs for our key senior managers, including our named executive officers, are consistent with our compensation philosophy and remain within broadly competitive norms.

In addition to reviewing competitive market data, the Compensation Committee also believes that individual compensation should reflect an executive officer's position and value to our organization considering individual contribution to business results, knowledge and skills, and market value and that individual compensation should also take into consideration long-term potential of the executive officer to contribute to our financial position and retention concerns, if any, for individual executives.
In determining our Chief Executive Officer's compensation, in addition to a review of the 2011 Competitive Analysis, the Compensation Committee specifically considers the Board of Director's evaluation of his performance.
After reviewing the 2011 Competitive Analysis and considering the recommendations made by our Chief Executive Officer, the Compensation Committee determined the terms and amount of compensation to pay to each of our executive officers.
Set forth below is a summary of the decisions related to 2011 executive compensation for each of our named executive officers made during 2011 as well as additional information regarding decisions made related to the 2012 executive compensation for our named executive officers.
Craig J. Tuttle, President and Chief Executive Officer
The Compensation Committee reviews our Chief Executive Officer's compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers' compensation. See “Agreements with Our Named Executive Officers - CEO Employment Agreement” for additional information on the Mr. Tuttle's employment agreement. Based on a review of the 2011 Competitive Analysis, Mr. Tuttle received a grant of an option to purchase 500,000 shares of common stock but he did not receive an increase to his base salary; therefore, his base salary of $325,000 remained the same. The Compensation Committee also awarded a discretionary cash bonus to Mr. Tuttle in the amount of $10,000 in recognition of his performance during 2011, including, without limitation, his integration of the FAMILION product line into the Company's operations and his effective management of costs.
In 2012, based on a review of the performance of Mr. Tuttle during 2011 and the first quarter of 2012, which included the cost effective management and the successful completion of a private placement offering, the Compensation Committee increased Mr. Tuttle's base salary from $325,000 to $350,000, a 7.7% increase, effective March 1, 2012, which reflects the first increase in Mr. Tuttle's base salary since 2008. Under the 2012 Bonus Plan, Mr. Tuttle's annual on-target bonus opportunity is $175,000.
Brett L. Frevert, Chief Financial Officer
Mr. Frevert serves as Chief Financial Officer pursuant to the terms a letter agreement with CFO Systems and therefore, Mr. Frevert does not receive a base salary; rather, payments for Mr. Frevert's services are paid directly to CFO Systems. See “Agreements with Our Named Executive Officers - CFO Systems Letter Agreement” for additional information on the terms of this letter agreement. During 2011, we paid CFO Systems $242,250 Mr. Frevert's services. Based on a review of the 2011 Competitive Analysis, Mr. Frevert received a grant of an option to purchase 250,000 shares of common stock. The Compensation Committee also awarded a discretionary cash bonus to Mr. Frevert in the amount of $5,000 in recognition of his performance during 2011, including, without limitation, his support of the integration of the FAMILION business into the Company's operations, the successful audit of the FAMILION line of business and his cost effective management of the senior financial officers and our financial resources.
Under the 2012 Bonus Plan, Mr. Frevert's annual on-target bonus opportunity is $125,000.
Chad M. Richards, Chief Commercial Officer
Based on a review of the 2011 Competitive Analysis, the Compensation Committee increased Mr. Richards' base salary from $188,708 to $199,167, a 5.5% increase and he received a grant of 250,000 stock options. During 2011, Mr. Richards also participated in the Company's 2011 sales incentive plan which was available for all Company sales personnel. This plan provided Mr. Richards with an opportunity to receive incentive compensation based on total net sales as reported in the Company's quarterly financial statements. Mr. Richards' annual on-target incentive opportunity under this plan was $100,000. Because the Company did not achieve the net sales performance target, Mr. Richards did not receive any compensation under this plan. The Compensation Committee also awarded a discretionary cash bonus to Mr. Richards in the amount of $6,000 in recognition of his performance during 2011, including, without limitation, his effective integration of the FAMILION product line into the Company's operations.
During 2012, Mr. Richards will not participate in the Company's sales incentive plan, but he will participate in the 2012 Bonus Plan. Under the 2012 Bonus Plan, Mr. Richards' annual on-target bonus opportunity is $125,000.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our named executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid in 2011 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) of the Code, or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m) of the Code.

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) of the Code to continue to qualify for all available tax deductions related to executive compensation. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Accounting for Share-Based Compensation

We account for share-based compensation awards, including our stock options, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (formerly FASB Statement 123R, “Share-Based Payment”). Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Agreements with Our Named Executive Officers
CEO Employment Agreement
The Company has entered into an employment agreement dated July 12, 2008 with Craig J. Tuttle, our President and Chief Executive Officer. The employment agreement provides that the term of the agreement will be one year, but shall be automatically extended for additional one year terms unless either the Company or Mr. Tuttle provides written notice to the other of an intention not to extend no later than sixty (60) days prior to the end of the then current term. The employment agreement automatically renewed for an additional year ending on July 12, 2012.

The employment agreement provides that Mr. Tuttle will be entitled to receive severance payments from the Company if his employment is terminated involuntarily except if such termination is based on “just cause”, as that term is defined in the employment agreement. The severance payment payable in such circumstances is equal to his annual base salary at the time of termination and will be paid to him over a twelve-month period. The employment agreement provides that the severance payment provisions will be honored if the Company is acquired by, or merged into, another company and his position is eliminated as a result of such acquisition or merger. This severance payment is designed to provide him with an amount of cash sufficient to provide for living expenses and other needs which would normally be paid from his monthly base salary payments in situations where the executive officer's employment was not terminated voluntarily or for just cause. In addition, the payments are designed so as to not exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Code or resulting in a loss of the Company's income tax deduction for any portion of these payments under Section 280G of the Code if such payments are made after, or in contemplation of, a change of control transaction.
CFO Systems Letter Agreement
Effective June 30, 2010, we entered into a letter agreement with CFO Systems and Brett L. Frevert. Under the letter agreement CFO Systems will provide financial and consulting services to us at rates of $75 to $150 per hour depending on the level of expertise involved. The services will include providing Chief Financial Officer duties and other financial and accounting expertise on a time share basis. The letter agreement provides that either CFO Systems or the Company may terminate the agreement upon thirty (30) days written notification. In connection with the letter agreement, Mr. Frevert agreed to serve as our Chief Financial Officer. We were charged $405,763 and $126,459 for the services provided by CFO Systems during 2011 and 2010, respectively. The 2011 fees included $242,250 for Mr. Frevert's services and $150,327 for other professionals' services, primarily related to support the audit of the FAMILION business and the integration of it into our ongoing business.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed above is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks.

REPORT OF THE COMPENSATION COMMITTEE
We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement for the 2012 Annual Meeting of Stockholders.

MEMBERS OF THE COMPENSATION COMMITTEE:

Antonius P. Schuh, Ph.D.
Rodney .S. Markin, MD, Ph,D.
Robert M. Patzig

Compensation Committee Interlocks And Insider Participation

No member of the Compensation Committee was at any time during 2011, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or its Compensation Committee.

2011 EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth compensation awarded to, paid to, or earned by our "named executive officers" for services rendered during fiscal years 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) $	All Other Compensation ($)		Total ($)
Craig J. Tuttle (2)	2011	$325,000	$10,000	$457,950	$12,102	(3)	$805,052
President and	2010	325,000	—	—	18,377	(3)	343,377
Chief Executive Officer	2009	325,000	—	—	17,559	(3)	342,559

Brett L. Frevert (4)	2011	—	5,000	228,975	242,250	(4)	476,225
Chief Financial Officer	2010	—	—	—	96,225	(4)	96,225

Chad M. Richards(5)	2011	199,167	6,000	228,975	9,338	(6)	443,480
Chief Commercial Officer	2010	188,708	—	—	13,476	(6)	202,184
	2009	182,250	—	—	11,340	(6)	193,590

(1) The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation--Stock Compensation ("FASB ASC Topic 718"), excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in footnote B. to the Company's audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011. See the "2011 Grants of Plan-Based Awards" table for information on stock options granted in 2011.

(2) See “Agreements with Our Named Executive Officers--CEO Employment Agreement” for a description of Mr. Tuttle's employment agreement with the Company.

(3) Amounts paid to Mr. Tuttle in 2011 consisted of an automobile allowance as provided in his employment agreement, group life insurance and long term disability insurance. Amounts paid to Mr. Tuttle in 2010 and 2009 consisted of an automobile allowance as provided in his Employment Agreement, a 401(k) matching contribution, group life insurance and long term disability insurance.

(4) Mr. Frevert began serving as our Chief Financial Officer effective June 30, 2010 when we entered into a letter agreement with CFO Systems relating to his service. All compensation received by Mr. Frevert represents amounts paid to CFO Systems for Mr. Frevert's services as our Chief Financial Officer. See “Agreements with Our Named Executive Officers - Letter Agreement with CFO Systems” for a description of the arrangement with CFO Systems.

(5) Mr. Richards joined the Company as Senior Vice President, Sales and Marketing on October 8, 2007 and was promoted to Chief Commercial Officer in January 2011.

(6) Amounts paid to Mr. Richards in 2011 consisted of group life insurance and long term disability insurance. Amounts paid to Mr. Richards in 2010 and 2009 consisted of a 401(k) matching contribution, group life insurance and long term disability insurance.

2011 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2011 to our named executives. The option awards granted to our named executive officers in fiscal year 2011 were granted under our 2006 Incentive Plan. The option awards during 201l have time-based vesting, with one-third vesting occurring evenly during each of the first three years from the date of grant. Each option award has a term of ten years.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (1)	Grant Date Fair Value of Option Awards ($)(2)
Craig J. Tuttle	5/18/2011	500,000	$1.19	$457,950
Brett L. Frevert	5/18/2011	250,000	$1.19	228,975
Chad M. Richards	5/18/2011	250,000	$1.19	228,975

(1)The exercise price of stock options awarded represents the fair market value of our common stock on the date of grant as defined in our 2006 Incentive Plan.

(2) The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the named executive officer. The assumptions used in the calculation of these amounts are included in footnote B. to the Company's audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table provides certain information concerning outstanding option awards held by our named executive officers as of December 31, 2011.

		Option Awards
Name	Option Award / Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Craig J. Tuttle	9/1/2006	200,000	—	$0.69	8/31/2016
Craig J. Tuttle	1/17/2007	200,000	—	0.75	1/16/2017
Craig J. Tuttle	7/12/2007	200,000	—	0.66	7/11/2017
Craig J. Tuttle	5/18/2011	—	500,000	1.19	5/17/2021
Brett L. Frevert	5/18/2011	—	250,000	1.19	5/17/2021
Chad M. Richards	10/8/2007	200,000		0.69	10/7/2017
Chad M. Richards	5/18/2011	—	250,000	1.19	5/17/2021

Fiscal Year 2011 Option Exercises and Stock Vested

No stock options were exercised by any of our named executive officers during fiscal year 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Except for the employment agreement with Mr. Tuttle and the letter agreement with CFO Systems and Mr. Frevert described above, none of our named executive officers have employment or severance agreements with the Company and their employment may be terminated at any time; provided; however, the services of Mr. Frevert are governed by a letter agreement between the Company, CFO Systems and Mr. Frevert, which requires thirty days written notice prior to termination.

2006 Equity Incentive Plan

Stock Options.  The 2006 Incentive Plan provides that if an optionee, including a named executive officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have three months from the date of termination to exercise any vested stock options granted under the 2006 Incentive Plan. However, the 2006 Incentive Plan also provides that if the optionee's employment terminates due to death, disability or retirement, all stock options will immediately vest upon the optionee's death or disability and the optionee (or his or her estate or personal representative) will have twelve months from the date of death, disability or retirement to exercise the stock options; provided, such optionee had continuously served as an employee, director or advisor for at least three years, or such shorter period as the Compensation Committee may prescribe. The plan also provides that all stock options will immediately vest upon the occurrence of a change-in-control of the Company.

Potential Post Termination Benefits Table

The tables below quantify certain compensation that would have become payable to our named executive officers in the event such executive officer's employment had terminated on December 31, 2011 under various circumstances. The estimates set forth in the table below are based on our named executive officers' compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on that date, which was $1.29. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our named executive officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive's age.

Name	Benefit	Cause	Without Cause(1)	Voluntary Termination	Change in Control(2)	Death(2)	Disability(2)	Retirement(2)
Craig. J. Tuttle	Cash	$—	$350,000	$—	$350,000	$—	$—	$—
	Stock options	—	354,000	—	404,000	404,000	404,000	404,000
	Benefits	—	—	—	—	—	—	—
	Total	$—	$704,000	$—	$754,000	$404,000	$404,000	$404,000

Brett L. Frevert	Cash	$—	$—	$—	$—	$—	$—	$—
	Stock options	—	—	—	25,000	25,000	25,000	25,000
	Benefits	—	—	—	—	—	—	—
	Total	$—	$—	$—	$25,000	$25,000	$25,000	$25,000

Chad M. Richards	Cash	$—	$—	$—	$—	$—	$—	$—
	Stock options	—	120,000	—	145,000	145,000	145,000	145,000
	Benefits	—	—	—	—	—	—	—
	Total	$—	$120,000	$—	$145,000	$145,000	$145,000	$145,000

(1) The amount reflected for stock options is equal to the number of stock options exercisable as of December 31, 2011 multiplied by the difference between the stock price as of that date ($1.29) and the stock option exercise price. The value represents the net proceeds the named executive would have earned as of that date assuming exercise of the stock options.

(2) The amount reflected for stock options is equal to the total number of stock options outstanding as of December 31, 2011 multiplied by the difference between the stock price as of that date ($1.29) and the stock option exercise price. The value represents the net proceeds the named executive would have earned as of that date assuming exercise of the stock options.

DIRECTOR COMPENSATION

It is our Board's general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director's total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director's compensation should be provided in, or otherwise based on, the value of appreciation in our common stock.

Our Board of Directors has the authority to approve all compensation payable to our directors, although our Compensation Committee is responsible for making recommendations to our Board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist our Compensation Committee in making recommendations regarding director compensation. Our Board of Directors and Compensation Committee annually review our director compensation. In connection with director compensation decisions in 2011, our Board and the Compensation Committee reviewed market director compensation data paid by companies in the life sciences industry as reported by Top 5 Data Services, Inc. (the “2011 Director Competitive Analysis”). The 2011 Director Competitive Analysis contained data for 217 publicly traded medical device companies and 331 biopharmaceutical companies, with 65 companies assigned to both sectors based on their mix of products. Based on its review of the 2011 Director Competitive Analysis, the Board made changes to our director compensation program, which are further discussed below.
Cash Compensation
Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors other than reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors are paid an annual retainer of $20,000 and they receive reimbursement for out-of-pocket expenses related to attendance at Board and committee meetings. Independent directors serving on any committee of the Board of Directors are paid an additional annual retainer of $2,500 unless they are also a chairman of a committee. The chairman of the Audit Committee receives an additional annual retainer of $8,000 and the chairman of any other committee receives an additional annual retainer of $4,000. All directors' fees paid annually or quarterly were prorated for partial periods. In addition, any independent director who attends more than four meetings per quarter, which includes committee meetings, receives $500 for each meeting attended over the four.
Equity-Based Compensation
Our practice during 2010 was to grant each new independent director an option to purchase 15,000 shares of common stock under our 2006 Incentive Plan at the next Compensation Committee meeting following a director's initial appointment to the Board. The options granted to an independent director upon initial appointment to the Board vested at the rate of 33 1/3% per year of service on the Board.

Beginning in 2011, our practice changed to grant each new independent director an option to purchase 40,000 shares of common stock under our 2006 Incentive Plan at the next Compensation Committee meeting following a director's initial appointment to the Board, which option vests after one (1) year.

Our practice during 2010 was to grant annually to each continuing independent director an option to purchase 5,000 shares of common stock, which option vested after three (3) years.

Our practice changed in 2011 to grant annually to each continuing independent director an option to purchase 25,000 shares of common stock, which option vests after one (1) year. Additional annual grants of options will be made each year by the Compensation Committee in its sole discretion. All options granted to independent directors have exercise prices that represented the fair market value of our stock on the grant date.

On March 2, 2011 (the grant date), our independent directors were each granted a non-qualified option to purchase 25,000 shares of our common stock with an exercise price equal to $0.74.

Director Summary Compensation Table

The following table provides information regarding the Company's compensation for non-employee directors during the year ended December 31, 2011. Directors who are employees of the Company do not receive compensation for serving on the Board of Directors or its committees.

Name	Fees Earned or Paid in Cash ($)	Option Awards $ (1)	Total ($)

Doit Koppler	$21,000	$23,309	$44,309
Robert Patzig	18,750	23,309	42,059
Rodney Markin, M.D., Ph.D.	25,375	14,568	39,943
Antonius Schuh, Ph.D	23,625	14,568	38,193

(1) The amounts reflected in this column reflect the grant date fair value of each option award granted during 2011, as determined in accordance with FASB ASC Topic 718. The amounts shown do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in footnote B. to the Company's audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011. The grant date fair value of the options granted to our independent directors on March 2, 2011 was $0.58 per option. The aggregate grant date fair value for all options granted to our independent directors on March 2, 2011 was $75,754.

The following table sets forth each independent director's aggregate number of option awards outstanding as of December 31, 2011:

Name	Vested Stock Option Awards	Unvested Stock Option Awards	Aggregate Stock Option Awards
Doit Koppler, II	—	40,000	40,000
Robert Patzig	—	40,000	40,000
Rodney Markin, M.D., Ph.D	20,000	35,000	55,000
Antonius Schuh, Ph.D	10,000	35,000	45,000
SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our Bylaws, stockholder proposals submitted for presentation at the Annual Meeting, including nominations for Common Stock Directors, must be received by our Corporate Secretary at the address of our home office no later than 35 days prior to the date of the Annual Meeting. If less than 35 days' notice of the Annual Meeting is given, then stockholder proposals must be received by our Corporate Secretary no later than 7 days after the mailing date of the notice of the Annual Meeting to stockholders.  Accordingly, stockholder proposals to be submitted for presentation at the Annual Meeting must be received by our Corporate Secretary by no later than April 27, 2012. Any stockholder nomination for a Common Stock Director must set forth the name, age, address and principal occupation of the person nominated, the number of shares of our common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.
In order to be included in our proxy statement relating to next year's annual meeting, stockholder proposals must be submitted in writing by December 19, 2012 to our Corporate Secretary at the address of our home office. The inclusion of any such proposal in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

A copy of our Annual Report is being mailed to our stockholders along with this Proxy Statement. We are sending only one Annual Report and Proxy Statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder is residing at such an address and wishes to receive a separate annual report or proxy statement in the future, such stockholder may request them by calling our Corporate Secretary at (402) 452-5400, or by submitting a request in writing to our Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164, and we will promptly deliver a separate annual report and proxy statement to such stockholder. If a stockholder is receiving multiple copies of our Annual Report and proxy statement, such stockholder can request householding by contacting the Corporate Secretary in the same manner described above.

OTHER MATTERS

Management does not currently intend to bring any matter before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, we will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our Corporate Secretary at our home office. All communications received by the Corporate Secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board of Directors that whenever possible directors attend, and be available to discuss stockholder concerns at, the Annual Meeting. All directors participated in last year's Annual Meeting via conference call or in person.

Our Form 10-K, as filed by the Company with the SEC, is included in our Annual Report that is being delivered to our stockholders together with this Proxy Statement. The Form 10-K is not, however, to be considered part of this proxy solicitation material. A copy of our Annual Report and our Form 10-K is available without charge upon written request to our Corporate Secretary, c/o Transgenomic, Inc., 12325 Emmet Street, Omaha, NE 68164.

None of the information set forth in this Proxy Statement under the headings “Report of the Audit Committee” and "Report of the Compensation Committee" is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

By Order of the Board of Directors

Brett L. Frevert, Chief Financial Officer

Omaha, Nebraska
April 10, 2012

Annex A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
TRANSGENOMIC, INC.
Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware

This Certificate of Amendment (this “Amendment”) of Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), of Transgenomic, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), was duly approved by the Board of Directors of the Corporation, the holders of a majority of the outstanding shares of the Corporation's Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), voting as a separate class, and the holders of a majority of the outstanding shares of the Corporation's common stock, par value $0.01 per share (“Common Stock”), and the Series A Preferred, voting together as a single class on an as-converted to Common Stock basis, effective as of _________________, 2012. Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meanings as specified by the Certification of Designation

NOW, THEREFORE, the Certificate of Designation is hereby amended as follows:

1.    Section 4(e)(v). Section 4(e)(v) of the Certificate of Designation shall be deleted in its entirety and replaced with “[RESERVED].”.
2.    Section 5. Section 5 of the Certificate of Designation shall be deleted in its entirety and replaced with “[RESERVED].”.
3.    Section 7(b). Section 7(b) of the Certificate of Designation is hereby amended and restated in its entirety as follows:
“Second.  The holders of the Series A Preferred and the Common Shares shall receive all remaining assets and funds of the Corporation legally available for distribution (after the payments to the holders of the Series A Preferred described in Section 7(a) hereof) in proportion to the Common Shares held by each holder and the shares of Common Stock that each holder of the Series A Preferred has the right to acquire upon conversion of the shares of the Series A Preferred held by such holder.”
4.    No Further Amendments. Except as expressly set forth in this Amendment, all other terms of the Certificate of Designation shall remain unchanged and in full force and effect.
[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Transgenomic, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on ___________________, 2012.

TRANSGENOMIC, INC.

By:
Name:
Title:

TRANSGENOMIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 23, 2012
9:30 A.M., Central Daylight Time

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska

TRANSGENOMIC, INC. revocable proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 23, 2012 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors and Chief Executive Officer of Transgenomic, Inc. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Transgenomic, Inc., 12325 Emmet Street, Omaha, Nebraska on Wednesday, May 23, 2012, at 9:30 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEE FOR DIRECTOR.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 23, 2012, and the Proxy Statement for the Annual Meeting and the Company's 2011 Annual Report to Stockholders prior to the signing of this proxy.

See reverse for voting instructions.

TRANSGENOMIC, INC.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1. ELECTION OF DIRECTOR(S)
NOMINEE FOR CLASS III (term to expire in 2015):
01 Rodney S. Markin, M.D., Ph.D.

☐ Vote FOR the nominee ☐ WITHHOLD authority to vote for the nominee

Please fold here – Do not separate

2. AUDITORS. Ratification of the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for fiscal 2012. ☐ For ☐ Against ☐ Abstain

4. Amendment of the Company's Certificate of Incorporation to modify the Certificate of Designation of the Series A Convertible Preferred Stock. ☐ For ☐ Against ☐ Abstain

5. Conduct an advisory vote to approve executive compensation. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote for one year:

6. Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

7. To vote, in its discretion upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ________________________________, 2012

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.